Exhibit 3.1

AMENDMENT NO. 1

dated as of December 31, 2013

TO

SEVENTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

PLAINS AAP, L.P.

dated as of October 21, 2013

AMENDMENT NO. 1
TO
SEVENTH AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
PLAINS AAP, L.P.

THIS AMENDMENT NO. 1 (this “Amendment”) to the SEVENTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (the “Agreement”) of Plains AAP, L.P., a Delaware limited partnership (the “Partnership”), dated as of October 21, 2013, is made and entered into as of the 31st day of December, 2013. Capitalized terms used but not defined herein shall have the meaning given such terms in the Agreement.

WHEREAS, the Partners have entered into the Agreement;

WHEREAS, Section 11.2(a) of the Agreement provides that, except as otherwise expressly provided, the Agreement may not be amended, modified, superseded or restated without the approval of the General Partner, subject to specified exceptions requiring the approval of certain Partners;

WHEREAS, the changes contemplated by this Amendment do not require separate approval beyond that of the General Partner; and

WHEREAS, the General Partner has approved this Amendment by resolution dated December 31, 2013.

NOW, THEREFORE, pursuant to Section 11.2(a) of the Agreement, the Agreement is hereby amended as follows: The following amendments shall take effect as of the date hereof:

1.1                               Amendments. The following amendments shall take effect as of the date hereof:

(a)                                 Article 1 of the Agreement is hereby amended by deleting clause (e) of the definition of “Permitted Transfer” contained therein and inserting in lieu thereof the following clause:

(e)                                  with respect to a Partnership Group Interest, (i) a Transfer by either of EMG or Kayne Anderson to one of its members or partners, as applicable or (ii) a Transfer by a Partner that has been approved by the Board and is being made in order to facilitate a bona fide charitable contribution or estate planning transaction; provided, in each case that such transferee agrees as a condition to such Transfer to effect, and actually effects, a substantially concurrent Exchange of such Partnership Group Interest; and

1.1                               Severability. In the event any provision of this Amendment is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Amendment shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

1.2                               Governing Law. This Amendment shall be construed according to and governed by the laws of the State of Delaware without regard to principles of conflict of laws.

[Signature pages follow]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

By:	Plains All American GP LLC, its general partner

By:	/s/ Richard McGee
Name:	Richard McGee
Title:	Executive Vice President,
General Counsel and Secretary

SIGNATURE PAGE FOR AMENDMENT NO. 1 TO SEVENTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT